DELAWARE

                                ---------------        PAGE 1

                                The First State

      I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "GERON CORPORATION", FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MAY, A.D. 2002, AT 9 O'CLOCK A.M.

      A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.


                        [SEAL]         /s/ Harriet Smith Windsor
                  SECRETARY'S OFFICE   -----------------------------------------
                     [ILLEGIBLE]       Harriet Smith Windsor, Secretary of State
                      DELAWARE
   2247797 8100                             AUTHENTICATION: 1791874

   0203281870                                         DATE: 05-22-02

                           CERTIFICATE OF AMENDMENT OF
                      RESTATED CERTIFICATE OF INCORPORATION
                              OF GERON CORPORATION

William D. Stempel hereby certifies that:

      FIRST: He is the duly elected and acting Secretary of Geron Corporation, a Delaware corporation.

      SECOND: The name of this Corporation is Geron Corporation (the "Corporation").

      THIRD: The Corporation's Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware (the "Secretary of State") is March 24, 1998; a Certificate of Designation was filed with the Secretary of State on March 27, 1998; a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 14, 1999; and a Certificate of Amendment of Restated Certificate of Incorporation was filed with the Secretary of State on June 28, 2000.

      FOURTH: The amendment to the Corporation's Restated Certificate of Incorporation set forth below was duly adopted by the Board of Directors of the Corporation, and approved by the Stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FIFTH: Article IV, Paragraph (A) of the Corporation's Restated Certificate of Incorporation is amended to read in its entirety as follows:

            "(A) Class of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is One Hundred and Three Million (103,000,000) shares. One Hundred Million (100,000,000) shares shall be Common Stock, par value $0.001 per share and Three Million (3,000,000) shares shall be Preferred Stock, par value $0.001 per share.

      IN WITNESS WHEREOF, the undersigned has signed this Certificate of Amendment of Restated Certificate of Incorporation this 20th day of May, 2002 and hereby affirms and acknowledges under the penalty of perjury that the filing of this Certificate of Amendment of Restated Certificate of Incorporation of Geron Corporation is the act and deed of Geron Corporation.

                                        GERON CORPORATION
                                        a Delaware Corporation


                                        By: /s/  Wiliam D. Stempel
                                           -------------------------------------
                                           William D. Stempel, Secretary

     STATE OF DELAWARE
    SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 A.M. 05/22/2002
    020328170-2247797